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                                                                    EXHIBIT 23.1


                    CONSENT OF INDEPENDENT PUBLIC ACCOUNTANTS

We hereby consent to the inclusion in the Prospectus Supplement to the Prospectus dated August 26, 2002 (Registration No. 333-87760), filed by JAG Media Holdings, Inc. on November 14, 2002 pursuant to Rule 424(b)(3) of the Securities Act of 1933, as amended, of our report dated October 28, 2002 related to the consolidated financial statements of JAG Media Holdings, Inc. (formerly known as JagNotes.com Inc.) as of July 31, 2002 and for the years ended July 31, 2002 and 2001, which report includes an explanatory paragraph concerning the Company's ability to continue as a going concern.




                                                           J.H. Cohn LLP

                                                           Roseland, New Jersey
                                                           November 15, 2002